                                                                 EXHIBIT 2.1(b)

                  ADDENDUM NO. 2 TO STOCK PURCHASE AGREEMENT

       This Addendum (the "Addendum"), dated effective as of this 29th day of September 1995, by and between Landmark Graphics Corporation, a Delaware corporation ("Landmark"), and the former owners (the "Earnout Recipients") of the Class A Common Shares, no par value per share, of MGI Associates, Inc., a Texas corporation ("MGA"), evidences that,

       WHEREAS, Landmark and the Earnout Recipients are parties to that certain Stock Purchase Agreement, dated as of September 29,1994, as amended by Addendum No. 1 to the Stock Purchase Agreement (the "Stock Purchase Agreement");

      WHEREAS, Article 4 of the Stock Purchase Agreement contemplated that Landmark would, based upon the financial performance of MGA, make payments of money to the Earnout Recipients;

      WHEREAS, Landmark and the Earnout Recipients desire to amend the Stock Purchase Agreement to eliminate the financial performance of MGA as a factor in determining when and the extent to which such payments are to be made by Landmark;

       NOW THEREFORE, in consideration of the premises and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I
                                   GENERAL

       SECTION 1.1 RELATION TO STOCK PURCHASE AGREEMENT. Capitalized terms used but not defined herein are used as defined in the Stock Purchase Agreement. Except as modified herein, the Stock Purchase Agreement will remain in full force and effect in accordance with the terms thereof. In the event of any conflict between the terms and conditions of the Stock Purchase Agreement and the terms and conditions of this Addendum, the terms and conditions of this Addendum will govern and control.

       SECTION 1.2 AMENDMENT OF ARTICLES 3 AND 4. Articles 3 and 4 of the Stock Purchase Agreement are hereby amended to read in their entirety as set forth on Exhibit 1.2 attached hereto and incorporated herein by reference.

       SECTION 1.3 CONTINUATION OF THE STOCK PURCHASE AGREEMENT. Except as amended by this Addendum, the Stock Purchase Agreement will remain in full force and effect, in accordance with its terms.

       SECTION 1.4 NO DUPLICATE PAYMENTS. Nothing contained in this Addendum will be deemed to obligate Landmark to make more than one (1) payment with respect to the

Earnout Period ending June 30, 1995. Such payment will be made on or before September 30, 1995 and will be made in an amount equal to $1,808,095.00.

       SECTION 1.5 AUDIT OF RESULTS OF OPERATIONS. On or before October 30, 1995, Landmark will cause the revenues of MGA and its subsidiaries for the fiscal year ending June 30, 1995 to be audited by Arthur Andersen LLP. Such audit will be performed in accordance with generally accepted auditing standards, consistently applied. Landmark's obligations pursuant to this Addendum are conditioned upon the results of that audit being in substantial agreement with the unaudited revenues previously reported by MGA and its subsidiaries to Landmark with respect to such period.

                                  ARTICLE 11
                                MISCELLANEOUS

       SECTION 2.1 ENTIRE AGREEMENT. This Addendum and the agreements, instruments and documents contemplated by this Addendum represent the parties' entire agreement with respect to the subject matter of this Addendum and such other agreements, instruments and documents and supersede and replace any prior agreement or understanding with respect to that subject matter. This Addendum may not be amended or supplemented except pursuant to a written instrument signed by the party against whom such amendment or supplement is to be enforced.



       SECTION 2.2 COUNTERPARTS. This Addendum may be executed in multiple counterparts, each of which will be deemed to be an original and all of which will be deemed to be a single agreement. This Addendum will be considered
fully executed when all    parties have executed an identical counterpart,
notwithstanding that all signatures may not appear on the same counterpart.



        SECTION 2.3 SEVERABILITY. If any of the provisions of this Addendum are determined to be invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the remainder of this Addendum, but rather the entire Addendum will be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties will be construed and enforced accordingly. The parties acknowledge that if any provision of this Addendum is determined to be invalid or unenforceable, it is their desire and intention that such provision be reformed and construed in such manner that it will, to the maximum extent practicable, be deemed to be valid and enforceable.

       IN WITNESS WHEREOF, the undersigned have executed this Addendum effective as of the date first above written.



                                  LANDMARK GRAPHICS CORPORATION



                                  By: /s/ WILLIAM H. SEIPPEL
                                      ___________________________________
                                      Name:  William H. Seippel
                                      Title: VP, Finance & CFO




                                  /s/ FRANK D. MCMORDIE
                                  _______________________________________
                                  Frank D. McMordie



                                  Eppler, Guerin & Turner, Inc. as
                                  Custodian for the benefit of
                                  Frank D. McMordie



                                  By: /s/ MARK R. McCASKILL
                                     ____________________________________
                                     Name:  Mark R. McCaskill
                                     Title: Vice President

/s/ ELIZABETH McMORDIE-SCHMIDT         /s/ STEPHEN H. JAFFE
_______________________________        ____________________________________
Elizabeth McMordie-Schmidt             STEPHEN H. JAFFE
                                       Eppler, Guerin & Turner, Inc. as
                                       Custodian for the Benefit of
                                       Stephen H. Jaffe
/s/ JENNIFER L. McMORDIE
_______________________________
Jennifer L. McMordie                   By: MAX R. McCASKILL
                                           ________________________________
                                           Name:  Max R. McCaskill
                                           Title: Vice President
/s/ CHRISTOPHER L. McMORDIE
_______________________________
Christopher L. McMordie
                                       /s/ THEODORE S. ROZSA
                                       _____________________________________
                                       Theodore S. Rozsa
/s/ HELEN LINDSLEY
_______________________________
Helen Lindsley
                                       Vendanges Investments, Inc.

/s/ GORDON R. BAYSTROM
_______________________________        By: RODERICK G. MUNRO
Gordon R. Baystrom                         _________________________________
                                           Name:  Roderick G. Munro
                                           Title: President
Eppler, Guerin & Turner, Inc.
As Custodian for the Benefit of
Gordon R. Baystrom                     Calyx Investments, Ltd.

By: MAX R. McCASKILL                       By: JAN MILLS
    ___________________________            _________________________________
    Name:  Max R. McCaskill                Name:  Jan Mills
    Title: Vice President                  Title: Vice President

/s/ GUY M. HUMPHRIES, JR.              /s/ JAMES R. LOVETT
_______________________________        _____________________________________
    Guy M. Humphries, Jr.                  James R. Lovett

Eppler, Guerin & Turner, Inc.
As Custodian for the Benefit of        /s/ KIRK D. HANES
Guy M. Humphries, Jr.                  _____________________________________
                                           Kirk D. Hanes
By: MAX R. McCASKILL
    ___________________________
    Name:  Max R. McCaskill            /s/ DEBORAH CLOSE
    Title: Vice President              _____________________________________
                                           Deborah Close

/s/ GRANT GENEREUX                       /s/ IAN LEITCH
_________________________________        _________________________________
Grant Genereux                           Ian Leitch



/s/ DOUG SPACKMAN                        /s/ ROBERT PATTERSON
_________________________________        _________________________________
Doug Spackman                            Robert Patterson



/s/ DAVE SAVELLE                         /s/ KEVIN ROBINSON
_________________________________        _________________________________
Dave Savelle                             Kevin Robinson



/s/ GREG ROY                             /s/ BRIAN JANZEN
_________________________________        _________________________________
Greg Roy                                 Brian Janzen



/s/ JIM BURGLIN                          /s/ PRESTON NALDER
_________________________________        _________________________________
Jim Burglin                              Preston Nalder



/s/ DAN BEWS                             /s/ RICHARD WARD
_________________________________        _________________________________
Dan Bews                                 Richard Ward

                                 EXHIBIT 1.2

                                  ARTICLE 3

                             CERTAIN DEFINITIONS

       3.1 Certain Definitions. For purposes of this Agreement, each capitalized term listed below shall have the meaning set opposite such term below:

       "Closing" shall mean the consummation of the purchase and sale of the MGA Stock and the ME1 Shares contemplated by this Agreement, the payment of the Class A Shares Cash Consideration, the Class B Shares Purchase Price and the MEI Shares Purchase Price, and the execution and delivery of the other agreements and documents, and the completion, effectuation, and performance of the other acts and actions contemplated by Article 13 hereof.

       "Closing Date" shall have the meaning specified in Section 13.1 hereof.

       "Earnout Payments" shall mean, with respect to each Earnout Period, the amount set forth opposite such Earnout Period in the following table:

              Earnout Period ending June 30       Earnout Payment
              -----------------------------       ---------------

                        1995                        $ 1,808,095
                        1996                        $ 2,248,150
                        1997                        $ 2,843,755

       It is understood and agreed that notwithstanding the use of the term "Earnout Payments" the above-referenced payments are not in any manner dependent upon or to be determined with reference to the financial or other performance of MGA or any other entity.

       "Eamout Period" shall mean each applicable twelve-month period ending June 30, 1995, 1996 or 1997.

       "Eamout Recipient" shall mean each Person which was a holder of Class A Shares immediately prior to the Closing Date.

       "Person" shall mean any individual, or any corporation, partnership, trust, or other entity.



EXHIBIT 1.2 - ARTICLES 3 AND 4 - Page 1



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                                  ARTICLE 4

                               EARNOUT PAYMENTS

4.1   Payment of Earnout Payments.

      (a) Payments. The Earnout Payments for each Earnout Period shall be paid by Landmark on the September 30 immediately following the end of such Earnout Period (the "Earnout Payment Date") and shall be accompanied by a Statement of Claim (as hereinafter defined). Earnout Payments shall be made to each of the Earnout Recipients in proportion to the number of Class A Shares each Earnout Recipient owned immediately prior to the Closing Date. Each Earnout Payment shall be made by check or by wire transfer if requested.

      (b) Adjustments. If a claim is made with respect to the representations and warranties set forth in Article 6 of this Agreement or the covenants of MGA set forth in this Agreement, the remaining Earnout Payments (net of all previous adjustments made pursuant to this Section 4.1 (b)) shall be reduced by the amount of the claim (the "Claim Amount"). If the amount of the remaining Earnout Payments (net of all previous adjustments made pursuant to this Section 4.1 (b)) is greater than the Claim Amount, Landmark shall (after such reduction) have no further rights against the Shareholders with respect to such claim. If the Claim Amount exceeds the amount of the remaining Earnout Payments (net of all previous adjustments made pursuant to this Section 4.1(b)), the Warranting Shareholders shall pay such excess to Landmark pursuant to their respective Indemnity Agreements (as hereinafter defined).

      4.2 No Assignment of Earnout Payments. The right to receive Earnout Payments shall not be assignable except by will and the laws of intestate succession, or otherwise by operation of law.

      4.3 Statement of Claim. In the event Landmark asserts a claim pursuant to Section 4.1, Landmark shall promptly provide each Earnout Recipient and the Sellers' Representative a statement (a "Statement of Claim") describing its claim and the method of its calculation. Any such Claim Statement shall also set forth the effect of such claim upon the remaining Earnout Payments. If within thirty (30) days after delivery of the Statement of Claim to the Earnout Recipients (including Sellers' Representative), Sellers' Representative or one or more of the Warranting Shareholders has not given written notice to Landmark disputing such Statement of Claim and indicating the basis of such dispute, such Statement of Claim will be deemed to be conclusive with respect to such claim and its effects upon the remaining Earnout Payments. In the event Landmark receives such notice of dispute within such 30-day period, Sellers' Representative and Landmark will use their best efforts to settle the dispute within thirty (30) days after the giving of such notice.


EXHIBIT 1.2 - ARTICLES 3 AND 4 - Page 2